AIM INVESTMENT FUNDS (INVESCO INVESTMENT FUNDS)

AMENDED AND RESTATED MASTER INVESTMENT ADVISORY AGREEMENT

THIS AMENDED AND RESTATED MASTER INVESTMENT ADVISORY AGREEMENT (“Agreement”) is made this 1st day of July, 2020, by and between AIM Investment Funds (Invesco Investment Funds), a Delaware business trust (the “Trust”) with respect to its series of shares shown on Appendix A attached hereto, as the same may be amended from time to time, and Invesco Advisers, Inc., a Delaware corporation (the “Adviser”), and amends and restates the prior Agreement between the Trust with respect to its series of shares shown on Appendix A attached hereto, and the Adviser dated September 11, 2000, as amended to date.

RECITALS

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, diversified management investment company;

WHEREAS, the Adviser is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as an investment adviser and engages in the business of acting as an investment adviser;

WHEREAS, the Trust’s Fourth Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”) authorizes the Board of Trustees of the Trust (the “Board of Trustees”) to create separate series of shares of beneficial interest of the Trust, and as of the date of this Agreement, the Board of Trustees has created four separate series portfolios (such portfolios and any other portfolios hereafter added to the Trust being referred to collectively herein as the “Funds”); and

WHEREAS, the Trust and the Adviser desire to enter into an agreement to provide for investment advisory services to the Funds upon the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Advisory Services. The Adviser shall act as investment adviser for the Funds and shall, in such capacity, supervise all aspects of the Funds’ operations, including the investment and reinvestment of cash, securities or other properties comprising the Funds’ assets, subject at all times to the policies and control of the Board of Trustees. The Adviser shall give the Trust and the Funds the benefit of its best judgment, efforts and facilities in rendering its services as investment adviser.

2. Investment Analysis and Implementation. In carrying out its obligations under Section 1 hereof, the Adviser shall:

(a) supervise all aspects of the operations of the Funds;

(b) obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Funds, and whether concerning the individual issuers whose securities are included in the assets of the Funds or the activities in which such issuers engage, or with respect to securities which the Adviser considers desirable for inclusion in the Funds’ assets;

(c) determine which issuers and securities shall be represented in the Funds’ investment portfolios and regularly report thereon to the Board of Trustees;

(d) formulate and implement continuing programs for the purchases and sales of the securities of such issuers and regularly report thereon to the Board of Trustees; and

(e) take, on behalf of the Trust and the Funds, all actions which appear to the Trust and the Funds necessary to carry into effect such purchase and sale programs and supervisory functions as aforesaid, including but not limited to the placing of orders for the purchase and sale of securities for the Funds.

3. Securities Lending Duties and Fees. The Adviser agrees to provide the following services in connection with the securities lending activities of each Fund: (a) oversee participation in the securities lending program to ensure compliance with all applicable regulatory and investment guidelines; (b) assist the securities lending agent or principal (the “Agent”) in determining which specific securities are available for loan; (c) monitor the Agent to ensure that securities loans are effected in accordance with the Adviser’s instructions and with procedures adopted by the Board of Trustees; (d) prepare appropriate periodic reports for, and seek appropriate approvals from, the Board of Trustees with respect to securities lending activities; (e) respond to Agent inquiries; and (f) perform such other duties as necessary.

As compensation for such services provided by the Adviser in connection with securities lending activities of each Fund, a lending Fund shall pay the Adviser a fee equal to 25% of the net monthly interest or fee income retained or paid to the Fund from such activities.

4. Delegation of Responsibilities. The Adviser is authorized to delegate any or all of its rights, duties and obligations under this Agreement to one or more sub-advisers, and may enter into agreements with sub-advisers, and may replace any such sub-advisers from time to time in its discretion, in accordance with the 1940 Act, the Advisers Act, and rules and regulations thereunder, as such statutes, rules and regulations are amended from time to time or are interpreted from time to time by the staff of the Securities and Exchange Commission (“SEC”), and if applicable, exemptive orders or similar relief granted by the SEC and upon receipt of approval of such sub-advisers by the Board of Trustees and by shareholders (unless any such approval is not required by such statutes, rules, regulations, interpretations, orders or similar relief).

5. Independent Contractors. The Adviser and any sub-advisers shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed to be an agent of the Trust.

6. Control by Board of Trustees. Any investment program undertaken by the Adviser pursuant to this Agreement, as well as any other activities undertaken by the Adviser on behalf of the Funds, shall at all times be subject to any directives of the Board of Trustees.

7. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Adviser shall at all times conform to:

(a) all applicable provisions of the 1940 Act and the Advisers Act and any rules and regulations adopted thereunder;

(b) the provisions of the registration statement of the Trust, as the same may be amended from time to time under the Securities Act of 1933 and the 1940 Act;

(c) the provisions of the Declaration of Trust, as the same may be amended from time to time;

(d) the provisions of the by-laws of the Trust, as the same may be amended from time to time; and

(e) any other applicable provisions of state, federal or foreign law.

8. Broker-Dealer Relationships. The Adviser is responsible for decisions to buy and sell securities for the Funds, broker-dealer selection, and negotiation of brokerage commission rates.

(a) The Adviser’s primary consideration in effecting a security transaction will be to obtain the best execution.

(b) In selecting a broker-dealer to execute each particular transaction, the Adviser will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and the difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Funds on a continuing basis. Accordingly, the price to the Funds in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the fund execution services offered.

(c) Subject to such policies as the Board of Trustees may from time to time determine, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Funds to pay a broker or dealer that provides brokerage and research services to the Adviser an amount of commission for effecting a fund investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to a particular Fund, other Funds of the Trust, and to other clients of the Adviser as to which the Adviser exercises investment discretion. The Adviser is further authorized to allocate the orders placed by it on behalf of the Funds to such brokers and dealers who also provide research or statistical material, or other services to the Funds, to the Adviser, or to any sub-adviser. Such allocation shall be in such amounts and proportions as the Adviser shall determine and the Adviser will report on said allocations regularly to the Board of Trustees indicating the brokers to whom such allocations have been made and the basis therefor.

(d) With respect to one or more Funds, to the extent the Adviser does not delegate trading responsibility to one or more sub-advisers, in making decisions regarding broker-dealer relationships, the Adviser may take into consideration the recommendations of any sub-adviser appointed to provide investment research or advisory services in connection with the Funds, and may take into consideration any research services provided to such sub-adviser by broker-dealers.

(e) Subject to the other provisions of this Section 8, the 1940 Act, the Securities Exchange Act of 1934, and rules and regulations thereunder, as such statutes, rules and regulations are amended from time to time or are interpreted from time to time by the staff of the SEC, any exemptive orders issued by the SEC, and any other applicable provisions of law, the Adviser may select brokers or dealers with which it or the Funds are affiliated.

9. Compensation. The compensation that each Fund shall pay the Adviser is set forth in Appendix B attached hereto.

10. Expenses of the Funds. All of the ordinary business expenses incurred in the operations of the Funds and the offering of their shares shall be borne by the Funds unless specifically provided otherwise in this Agreement. These expenses borne by the Funds include but are not limited to brokerage commissions, taxes, legal, accounting, auditing, or governmental fees, the cost of preparing share certificates, custodian, transfer and shareholder service agent costs, expenses of issue, sale, redemption and repurchase of shares, expenses of registering and qualifying shares for sale, expenses relating to trustees and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by the Trust on behalf of the Funds in connection with membership in investment company organizations and the cost of printing copies of prospectuses and statements of additional information distributed to the Funds’ shareholders.

11. Services to Other Companies or Accounts. The Trust understands that the Adviser now acts, will continue to act and may act in the future as investment manager or adviser to fiduciary and other managed accounts, and as investment manager or adviser to other investment companies, including any offshore entities, or accounts, and the Trust has no objection to the Adviser so acting, provided that whenever the Trust and one or more other investment companies or accounts managed or advised by the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each company and account. The Trust recognizes that in some cases this procedure may adversely affect the size of the positions obtainable and the prices realized for the Funds.

12. Non-Exclusivity. The Trust understands that the persons employed by the Adviser to assist in the performance of the Adviser’s duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. The Trust further understands and agrees that officers or directors of the Adviser may serve as officers or trustees of the Trust, and that officers or trustees of the Trust may serve as officers or directors of the Adviser to the extent permitted by law; and that the officers and directors of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory companies.

13. Effective Date, Term and Approval. This Agreement shall become effective with respect to a Fund, if approved by the shareholders of such Fund, on the Effective Date for such Fund, as set forth in Appendix A attached hereto. If so approved, this Agreement shall thereafter continue in force and effect until June 30, 2021, and may be continued from year to year thereafter, provided that the continuation of the Agreement is specifically approved at least annually:

(a) (i) by the Board of Trustees or (ii) by the vote of “a majority of the outstanding voting securities” of such Fund (as defined in Section 2(a)(42) of the 1940 Act); and

(b) by the affirmative vote of a majority of the trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of a party to this Agreement (other than as trustees of the Trust), by votes cast in person at a meeting specifically called for such purpose.

14. Termination. This Agreement may be terminated as to the Trust or as to any one or more of the Funds at any time, without the payment of any penalty, by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the applicable Fund, or by the Adviser, on sixty (60) days’ written notice to the other party. The notice provided for herein may be waived by the party entitled to receipt thereof. This Agreement shall automatically terminate in the event of its assignment, the term “assignment” for purposes of this paragraph having the meaning defined in Section 2(a)(4) of the 1940 Act.

15. Amendment. No amendment of this Agreement shall be effective unless it is in writing and signed by the party against which enforcement of the amendment is sought.

16. Liability of Adviser and Fund. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser or any of its officers, directors or employees, the Adviser shall not be subject to liability to the Trust or to the Funds or to any shareholder of the Funds for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. Any liability of the Adviser to one Fund shall not automatically impart liability on the part of the Adviser to any other Fund. No Fund shall be liable for the obligations of any other Fund.

17. Liability of Shareholders. Notice is hereby given that, as provided by applicable law, the obligations of or arising out of this Agreement are not binding upon any of the shareholders of the Trust individually but are binding only upon the assets and property of the Trust and that the shareholders shall be entitled, to the fullest extent permitted by applicable law, to the same limitation on personal liability as shareholders of private corporations for profit.

18. Notices. Any notices under this Agreement shall be in writing, addressed and delivered, telecopied or mailed postage paid, to the other party entitled to receipt thereof at such address as such party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust and that of the Adviser shall be 11 Greenway Plaza, Suite 1000, Houston, Texas 77046-1173.

19. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act or the Advisers Act shall be resolved by reference to such term or provision of the 1940 Act or the Advisers Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said Acts. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Subject to the foregoing, this Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provisions) of the State of Texas.

20. License Agreement. The Trust shall have the non-exclusive right to use the name “Invesco” to designate any current or future series of shares only so long as Invesco Advisers, Inc. serves as investment manager or adviser to the Trust with respect to such series of shares.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first written above.

INVESCO ADVISERS, INC.

Attest:	/s/ Elizabeth Nelson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President & Secretary

AIM INVESTMENT FUNDS
(INVESCO INVESTMENT FUNDS)

Attest:	/s/ Elizabeth Nelson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Secretary, Senior Vice President and
Chief Legal Officer

APPENDIX A

FUNDS AND EFFECTIVE DATES

Name of Fund	Effective Date of Advisory Agreement

Invesco All Cap Market Neutral Fund	December 16, 2013

Invesco Balanced-Risk Allocation Fund	May 29, 2009

Invesco Balanced-Risk Commodity Strategy Fund	November 29, 2010

Invesco Developing Markets Fund	September 1, 2001

Invesco Emerging Markets Select Equity Fund	May 31, 2011

Invesco Endeavor Fund	November 3, 2003

Invesco Global Infrastructure Fund	April 22, 2014

Invesco Global Market Neutral Fund	December 16, 2013

Invesco Global Targeted Returns Fund	December 16, 2013

Invesco Greater China Fund	March 31, 2006

Invesco Health Care Fund	September 1, 2001

Invesco Long/Short Equity Fund	December 16, 2013

Invesco Low Volatility Emerging Markets Fund	December 16, 2013

Invesco Macro Allocation Strategy Fund	September 25, 2012

Invesco Multi-Asset Income Fund	December 14, 2011

Invesco Oppenheimer Developing Markets Fund	May 24, 2019

Invesco Oppenheimer Discovery Mid Cap Growth Fund	May 24, 2019

Invesco Oppenheimer Emerging Markets Innovators Fund	May 24, 2019

Invesco Oppenheimer Emerging Markets Local Debt Fund	May 24, 2019

Invesco Oppenheimer Fundamental Alternatives Fund	May 24, 2019

Invesco Oppenheimer Global Allocation Fund	May 24, 2019

Invesco Oppenheimer Global Strategic Income Fund	May 24, 2019

Invesco Oppenheimer International Bond Fund	May 24, 2019

Invesco Oppenheimer SteelPath MLP Alpha Fund	May 24, 2019

Invesco Oppenheimer SteelPath MLP Alpha Plus Fund	May 24, 2019

Invesco Oppenheimer SteelPath MLP Income Fund	May 24, 2019

A-1

Invesco Oppenheimer SteelPath MLP Select 40 Fund	May 24, 2019

Invesco Oppenheimer Total Return Bond Fund	May 24, 2019

Invesco Pacific Growth Fund	February 12, 2010

Invesco Select Companies Fund	November 3, 2003

Invesco U.S. Managed Volatility Fund	December 18, 2017

Invesco World Bond Factor Fund	March 31, 2006

A-2

APPENDIX B

COMPENSATION TO THE ADVISOR

The Trust shall pay the Adviser, out of the assets of each Fund, as full compensation for all services rendered, an advisory fee for such Funds as set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Funds for the calendar year computed in the manner used for the determination of the net asset value of shares of such Funds.

Invesco All Cap Market Neutral Fund

Net Assets	Annual Rate
First $250 million	0.85%
Next $ 250 million	0.82%
Next $ 500 million	0.80%
Next $1.5 billion	0.77%
Next $2.5 billion	0.75%
Next $2.5 billion	0.72%
Next $2.5 billion	0.70%
Over $10 billion	0.67%

Invesco Balanced-Risk Allocation Fund

Net Assets	Annual Rate*
First $250 million	0.95%
Next $250 million	0.925%
Next $500 million	0.90%
Next $1.5 billion	0.875%
Next $2.5 billion	0.85%
Next $2.5 billion	0.825%
Next $2.5 billion	0.80%
Over $ 10 billion	0.775%

*

To the extent Invesco Balanced-Risk Allocation Fund invests its assets in Invesco Cayman Commodity Fund I Ltd., a direct wholly-owned subsidiary of Invesco Balanced-Risk Allocation Fund, the Adviser shall not collect the portion of the advisory fee that the Adviser would otherwise be entitled to collect from Invesco Balanced-Risk Allocation Fund, in an amount equal to 100% of the advisory fee that the Adviser receives from Invesco Cayman Commodity Fund I Ltd.

Invesco Balanced-Risk Commodity Strategy Fund

Net Assets	Annual Rate*
First $250 million	1.050%
Next $250 million	1.025%
Next $500 million	1.000%
Next $1.5 billion	0.975%
Next $2.5 billion	0.950%
Next $2.5 billion	0.925%
Next $2.5 billion	0.900%
Over $ 10 billion	0.875%

*

To the extent Invesco Balanced-Risk Commodity Strategy Fund invests its assets in Invesco Cayman Commodity Fund III Ltd., a direct wholly-owned subsidiary of Invesco Balanced-Risk Commodity Strategy Fund, the Adviser shall not collect the portion of the advisory fee that the Adviser would otherwise be entitled to collect from Invesco Balanced-Risk Commodity Strategy Fund, in an amount equal to 100% of the advisory fee that the Adviser receives from Invesco Cayman Commodity Fund III Ltd.

Invesco Developing Markets Fund

Invesco Emerging Markets Select Equity Fund

Invesco Greater China Fund

Invesco Low Volatility Emerging Markets Fund

Net Assets	Annual Rate
First $250 million	0.935%
Next $ 250 million	0.91%
Next $ 500 million	0.885%
Next $1.5 billion	0.86%
Next $2.5 billion	0.835%
Next $2.5 billion	0.81%
Next $2.5 billion	0.785%
Over $10 billion	0.76%

Invesco Endeavor Fund

Invesco Select Companies Fund

Net Assets	Annual Rate
First $250 million	0.745%
Next $250 million	0.73%
Next $500 million	0.715%
Next $1.5 billion	0.70%
Next $2.5 billion	0.685%
Next $2.5 billion	0.67%
Next $2.5 billion	0.655%
Over $ 10 billion	0.64%

Invesco Global Infrastructure Fund

Net Assets	Annual Rate
First $1 billion	0.840%
Next $1 billion	0.800%
Next $3 billion	0.780%
Over $5 billion	0.7325%

Invesco Global Market Neutral Fund

Net Assets	Annual Rate
First $250 million	0.95%
Next $ 250 million	0.93%
Next $ 500 million	0.91%
Next $1.5 billion	0.89%
Next $2.5 billion	0.87%
Next $2.5 billion	0.85%
Next $2.5 billion	0.83%
Over $10 billion	0.81%

Invesco Global Targeted Returns Fund

Invesco Macro Allocation Strategy Fund

Net Assets	Annual Rate*
First $250 million	1.10%
Next $250 million	1.08%
Next $500 million	1.05%
Next $1.5 billion	1.03%
Next $2.5 billion	1.00%
Next $2.5 billion	0.98%
Next $2.5 billion	0.95%
Over $ 10 billion	0.93%

*

To the extent Invesco Macro Allocation Strategy Fund invests its assets in Invesco Cayman Commodity Fund V Ltd., a direct wholly-owned subsidiary of Invesco Macro Allocation Strategy Fund, the Adviser shall not collect the portion of the advisory fee that the Adviser would otherwise be entitled to collect from Invesco Macro Allocation Strategy Fund, in an amount equal to 100% of the advisory fee that the Adviser receives from Invesco Cayman Commodity Fund V Ltd.

Invesco Health Care Fund

Net Assets	Annual Rate
First $350 million	0.75%
Next $ 350 million	0.65%
Next $ 1.3 billion	0.55%
Next $2 billion	0.45%
Next $2 billion	0.40%
Next $2 billion	0.375%
Over $8 billion	0.35%

Invesco Long/Short Equity Fund

Net Assets	Annual Rate
First $250 million	0.80%
Next $250 million	0.77%
Next $500 million	0.75%
Next $1.5 billion	0.72%
Next $2.5 billion	0.70%
Next $2.5 billion	0.67%
Next $2.5 billion	0.65%
Over $ 10 billion	0.62%

Invesco Multi-Asset Income Fund

Net Assets	Annual Rate
First $500 million	0.50%
Next $500 million	0.45%
Next $500 million	0.40%
Over $ 1.5 billion	0.39%

Invesco Oppenheimer Developing Markets Fund*

Net Assets	Annual Rate
First $250 million	1.00%
Next $250 million	0.95%
Next $500 million	0.90%
Next $6 billion	0.85%
Next $3 billion	0.80%
Next $20 billion	0.75%
Next $15 billion	0.74%
Over $ 45 billion	0.73%

Invesco Oppenheimer Discovery Mid Cap Growth Fund*

Net Assets	Annual Rate
First $500 million	0.68%
Next $500 million	0.65%
Next $4 billion	0.62%
Over $ 5 billion	0.60%

Invesco Oppenheimer Emerging Markets Innovators Fund*

Net Assets	Annual Rate
First $500 million	1.15%
Next $ 500 million	1.10%
Next $ 4 billion	1.05%
Over $5 billion	1.00%

Invesco Oppenheimer Emerging Markets Local Debt Fund*

Net Assets	Annual Rate
First $500 million	0.70%
Next $500 million	0.65%
Next $4 billion	0.60%
Over $ 5 billion	0.58%

Invesco Oppenheimer Fundamental Alternatives Fund*

Net Assets	Annual Rate**
First $1 billion	0.85%
Next $500 million	0.80%
Next $500 million	0.75%
Next $500 million	0.70%
Next $500 million	0.65%
Next $500 million	0.60%
Next $500 million	0.55%
Over $ 4 billion	0.50%

**

To the extent Invesco Oppenheimer Fundamental Alternatives Fund invests its assets in Invesco Oppenheimer Fundamental Alternatives Fund (Cayman) Ltd., a direct wholly-owned subsidiary of Invesco Oppenheimer Fundamental Alternatives Fund, the Adviser shall not collect the portion of the advisory fee that the Adviser would otherwise be entitled to collect from Invesco Oppenheimer Fundamental Alternatives Fund, in an amount equal to 100% of the advisory fee that the Adviser receives from Invesco Oppenheimer Fundamental Alternatives Fund (Cayman) Ltd.

*	The advisory fee payable by the Fund shall be reduced by any amounts paid by such Fund under the Administrative Services Agreement between such Fund and Invesco Advisers, Inc.

Invesco Oppenheimer Global Allocation Fund*

Net Assets	Annual Rate**
First $1 billion	0.80%
Next $2 billion	0.76%
Next $1 billion	0.71%
Next $1 billion	0.66%
Next $1 billion	0.60%
Next $1 billion	0.55%
Next $2 billion	0.50%
Over $9 billion	0.48%

**

To the extent Invesco Oppenheimer Global Allocation Fund invests its assets in Invesco Oppenheimer Global Allocation Fund (Cayman) Ltd., a direct wholly-owned subsidiary of Invesco Oppenheimer Global Allocation Fund, the Adviser shall not collect the portion of the advisory fee that the Adviser would otherwise be entitled to collect from Invesco Oppenheimer Global Allocation Fund, in an amount equal to 100% of the advisory fee that the Adviser receives from Invesco Oppenheimer Global Allocation Fund (Cayman) Ltd.

Invesco Oppenheimer Global Strategic Income Fund*

Net Assets	Annual Rate**
First $200 million	0.75%
Next $200 million	0.72%
Next $200 million	0.69%
Next $200 million	0.66%
Next $200 million	0.60%
Next $4 billion	0.50%
Next $5 billion	0.48%
Over $ 10 billion	0.46%

**

To the extent Invesco Oppenheimer Global Strategic Income Fund invests its assets in Invesco Oppenheimer Global Strategic Income Fund (Cayman) Ltd., a direct wholly-owned subsidiary of Invesco Oppenheimer Global Strategic Income Fund, the Adviser shall not collect the portion of the advisory fee that the Adviser would otherwise be entitled to collect from Invesco Oppenheimer Global Strategic Income Fund, in an amount equal to 100% of the advisory fee that the Adviser receives from Invesco Oppenheimer Global Strategic Income Fund (Cayman) Ltd.

Invesco Oppenheimer International Bond Fund*

Net Assets	Annual Rate**
First $200 million	0.75%
Next $200 million	0.72%
Next $200 million	0.69%
Next $200 million	0.66%
Next $200 million	0.60%
Next $4 billion	0.50%
Next $10 billion	0.48%
Over $ 15 billion	0.45%

**

To the extent Invesco Oppenheimer International Bond Fund invests its assets in Invesco Oppenheimer International Bond Fund (Cayman) Ltd., a direct wholly-owned subsidiary of Invesco Oppenheimer International Bond Fund, the Adviser shall not collect the portion of the advisory fee that the Adviser would otherwise be entitled to collect from Invesco Oppenheimer International Bond Fund, in an amount equal to 100% of the advisory fee that the Adviser receives from Invesco Oppenheimer International Bond Fund (Cayman) Ltd.

*	The advisory fee payable by the Fund shall be reduced by any amounts paid by such Fund under the Administrative Services Agreement between such Fund and Invesco Advisers, Inc.

Invesco Oppenheimer SteelPath MLP Alpha Fund*

Net Assets	Annual Rate
First $3 billion	1.10%
Next $2 billion	1.08%
Over $5 billion	1.05%

Invesco Oppenheimer SteelPath MLP Alpha Plus Fund*

Net Assets	Annual Rate
First $3 billion	1.25%
Next $2 billion	1.23%
Over $5 billion	1.20%

Invesco Oppenheimer SteelPath MLP Income Fund*

Net Assets	Annual Rate
First $3 billion	0.95%
Next $2 billion	0.93%
Over $5 billion	0.90%

Invesco Oppenheimer SteelPath MLP Select 40 Fund*

Net Assets	Annual Rate
First $3 billion	0.70%
Next $2 billion	0.68%
Over $5 billion	0.65%

Invesco Oppenheimer Total Return Bond Fund*

Net Assets	Annual Rate
First $500 million	0.40%
Next $500 million	0.35%
Next $4 billion	0.33%
Over $ 5 billion	0.31%

Invesco Pacific Growth Fund

Net Assets	Annual Rate
First $1 billion	0.87%
Next $1 billion	0.82%
Over $2 billion	0.77%

Invesco U.S. Managed Volatility Fund

Net Assets	Annual Rate
All Assets	0.10%

*	The advisory fee payable by the Fund shall be reduced by any amounts paid by such Fund under the Administrative Services Agreement between such Fund and Invesco Advisers, Inc.

Invesco World Bond Factor Fund

Net Assets	Annual Rate
First $2billion	0.27%
Over $2 billion	0.25%